Press Release	Source: Segmentz, Inc.

Segmentz, Inc. Announces 2004 First Quarter Earnings Conference Call
Wednesday May 12, 3:00 pm ET

TAMPA, Fla.--(BUSINESS WIRE)--May 12, 2004--Segmentz, Inc. (AMEX: SZI - News), a provider of transportation and logistics management services to a select client base, ranging from mid-sized to Fortune 100 companies, announced today that Allan Marshall, Chairman and CEO, will host a conference call to discuss the Company's 2004 first quarter results, which ended March 31, 2004.

The conference call will take place at 4:15PM Eastern, on Monday, May 17, 2004. Earnings are expected to be reported on Monday, May 17th before market open. Anyone interested in participating should call 877-375-2162 if calling within the United States or 973-582-2734 if calling internationally approximately 10 to 15 minutes prior to 4:15PM. There will be a playback available until May 24, 2004. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 4777197 for the replay.

About Segmentz, Inc.

Segmentz, Inc. is a provider of transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 100 companies. The Company's services include regional outsourced trucking, time definite transportation, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. The Company is dedicated to providing services that are customized to meet its client's individual needs and flexible enough to cope with an ever-changing business environment. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2003.

Contact:

Segmentz, Inc.

Allan Marshall, 813-989-2232

or

Hayden Communications, Inc.

Mark McPartland, 843-272-4653

Source: Segmentz, Inc.